Exhibit 10.20

January 3, 2011

CPEX Pharmaceuticals, Inc.
2 Holland Way
Exeter, New Hampshire 03833

Black Horse Capital LP
Black Horse Capital Master Fund Ltd.
338 S. Sharon Amity Rd. #202
Charlotte, NC 28211

Ladies and Gentlemen:

Black Horse Capital LP and Black Horse Capital Master Fund Ltd. (collectively, the “Sponsor”), are pleased to offer this commitment to provide indebtedness to FCB Holdings Inc., a Delaware corporation (“Buyer”), and/or its Affiliates, which has been formed for the purpose of acquiring all of the equity securities of CPEX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), through the merger of FCB I Acquisition Corp., a wholly-owned subsidiary of Buyer (“MergerCo” and, together with Buyer, the “Buyer Parties”), with and into the Company pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated of even date herewith, by and among, inter alia, the Buyer Parties and the Company. Capitalized terms used in this letter (the “Commitment Letter”) but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement. This Commitment Letter is being delivered to the Buyer Parties and the Company to induce them to enter into the Merger Agreement and is subject to the following terms and conditions.

1. Commitment; Guaranty.  This Commitment Letter shall become effective only upon the execution and delivery of the Merger Agreement by the parties thereto. Subject to Paragraph 2 hereof, the Sponsor hereby commits to provide, or cause an assignee permitted by Paragraph 4 of this Commitment Letter to provide, a loan (the “Loan”) to Buyer in immediately available funds in the amount of Ten Million and No/100 Dollars $10,000,000.00 (the “Commitment”). The Loan shall generally be on the terms set forth in Exhibit A attached hereto. The proceeds of the Loan set forth in this Commitment Letter shall be used by Buyer solely to (a) fund the payment of consideration payable pursuant to the Merger Agreement and thereafter for other purposes relating to the transactions contemplated by the Merger Agreement (including the payment of related fees and expenses), or (b) fund the Commitment in such amount to allow Buyer to satisfy any damages awarded to the Company by a Final Order (as defined below) of a court of competent jurisdiction as a result of fraud or intentional breach by any Buyer Party of any of the obligations of the Buyer Parties under the Merger Agreement ((a) and (b), together, the “Buyer Funding Obligations”). This Commitment Letter also constitutes Sponsor’s irrevocable guaranty to the Company of Buyer’s obligation to pay (as and when and to the Persons required by the Merger Agreement) the Buyer Funding Obligations up to but in no event exceeding the Commitment; provided that (x) the Sponsor’s guaranty is subject to the terms and conditions set forth in this Commitment Letter, including Paragraph 2 below, and (y) nothing herein shall be construed as (i) a guaranty by the Sponsor of any other obligation of any Buyer Party, or (ii) except as explicitly provided herein, an obligation on Sponsor to otherwise provide any funds to any Buyer Party.

2. Conditions.  The obligation of the Sponsor to fund the Loan up to the amount of the Commitment as contemplated by this Commitment Letter is subject to the terms of this Commitment Letter and is conditioned upon any of the following having occurred:

(a) the satisfaction of all conditions to the obligations of the Buyer Parties set forth in Sections 7.1 and 7.2 of the Merger Agreement, other than (i) any such conditions that are to be satisfied only at the Closing and (ii) any such conditions the failure of which to be satisfied is by reason of fraud or intentional breach by the Buyer Parties of the obligations of Buyer Parties under the Merger Agreement, as determined by a court of competent jurisdiction by Final Order;

(b) a court of competent jurisdiction by Final Order has required the Buyer Parties to specifically perform their respective obligations under the Merger Agreement to consummate the transactions contemplated thereby in accordance with the terms set forth in the Merger Agreement (in such case subject to the terms and conditions of such order); or

(c) a court of competent jurisdiction by Final Order has awarded the Company damages from any Buyer Party, or otherwise required any Buyer Party to pay to the Company damages as a result of fraud or intentional breach by any Buyer Party of any of their respective obligations under the Merger Agreement.

As used herein, “Final Order” shall mean a final order or judgment of a court of competent jurisdiction which has been finally affirmed by the highest court before which such appeal has been sought (with any required appeal bond or deposit having been posted), or has become final by lapse of time, or is not otherwise subject to appeal.

3. Expiration Date.  The Commitment shall terminate and cease to be of any further force or effect upon the termination of the Merger Agreement in accordance with its terms. The Sponsor’s commitment to fund the portion, if any, of the Loan that is not disbursed by Sponsor to Buyer immediately prior to the Closing of the Merger shall expire and cease to be of any further force or effect upon such Closing. Notwithstanding anything to the contrary contained in this Commitment Letter, the Commitment shall remain in full force and effect and shall be enforceable by each of the Buyer Parties and the Company to the extent necessary to require the Sponsor to loan funds to Buyer and cause payment to the Company in compliance with the obligations of the Sponsor under Paragraphs 2(b) and 2(c) hereof.

4. Assignment.  The commitment evidenced by this Commitment Letter shall not be assignable by any Buyer Party or the Company without the prior written consent of the Sponsor, and the granting of such consent in a given instance shall be solely in the discretion of the Sponsor, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that Buyer may assign this Commitment Letter, without the prior written consent of any other party hereto, to any Affiliate of a Buyer Party to which a Buyer Party assigns all or any portion of the Merger Agreement and/or its rights thereunder in accordance with Section 9.9 thereof so long as such Affiliate assumes all of such Buyer Party’s obligations under the Merger Agreement; and provided, further, that any such assignment shall not relieve the Sponsor from its obligations under this Commitment Letter to the Company. Any purported assignment of this commitment in contravention of this Paragraph 4 shall be void. The obligations of the Sponsor hereunder may not be assigned without the prior written consent of the Buyer Parties and the Company. The Sponsor may assign a portion of its obligations to fund the Loan to any of the Sponsor’s Affiliates; provided, however, that any such assignment shall not relieve the Sponsor of its obligations under this Commitment Letter.

5. Amendment.  This Commitment Letter may not be amended or terminated or any provisions waived without the prior written consent of the Sponsor, the Buyer Parties and the Company.

6. Representations; Enforceability; Beneficiaries.  Sponsor hereby represents and warrants to the Company that (a) it has (and will maintain so long as it has obligations under this Commitment Letter) unrestricted funds or capital commitments sufficient to honor its obligations under this Commitment Letter, (b) it has full power and authority to enter into this Commitment Letter and to perform its obligations hereunder, and (c) neither this Commitment Letter nor the performance of its obligations hereunder conflicts with or violates any organizational document of Sponsor, any contract or commitment of Sponsor or any applicable law or regulation. This Commitment Letter may be enforced against the Sponsor by either the Buyer Parties or the Company. Except for the parties to this Commitment Letter, no other person shall be entitled to rely upon this Commitment Letter. This Commitment Letter shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this commitment. The parties hereto confirm that they understand that the Company would not enter into the Merger Agreement unless Sponsor has provided the commitment to lend set forth in this Commitment Letter, and that losses suffered by stockholders of the Company as a result of a breach by Sponsor under this Commitment Letter or the Merger Agreement shall be taken into account in the determination of those losses incurred by the Company as a result thereof; provided that the parties hereto agree and acknowledge that in no event shall Sponsor’s liability for any such losses exceed the Commitment.

7. Confidentiality.  Except as may be required by law or by rule, regulation or guidance of the U.S. Securities and Exchange Commission or the Nasdaq Stock Market LLC, each party hereto (and any person who shall receive a copy hereof as permitted pursuant hereto) shall keep confidential this Commitment Letter and all information obtained by it with respect to the other in connection with this Commitment Letter, and will use such information solely in connection with the transactions contemplated hereby. Notwithstanding the foregoing, any party hereto may disclose this Commitment Letter and its terms and conditions to any of such parties’ respective officers, directors, affiliates, stockholders, advisors, employees or financing sources who are involved in the Transaction.

8. Governing Law; Consent to Jurisdiction.  This Commitment Letter shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent permitted by law, each of the parties hereto hereby irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Commitment Letter, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Commitment Letter, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

9. WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Entire Agreement.  This Commitment Letter, together with the Merger Agreement, reflects the entire understanding of the parties with respect to the subject matter hereof and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

11. Counterparts.  This Commitment Letter may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original and all of which, when taken together, shall constitute one agreement.

12. Specific Performance.  The parties hereto acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Commitment Letter to cause the Merger to be consummated in accordance with the terms of the Merger Agreement, will cause irreparable injury to the Company, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting by any court of competent jurisdiction of the remedy of specific performance of such party’s obligations hereunder without the requirement of posting any bond or deposit.

* * * * *

If the foregoing is acceptable to you, please sign and return a copy of this Commitment Letter to the Sponsor, whereupon this Commitment Letter will constitute the commitment of the Sponsor, subject to the conditions contained herein, to provide the aforementioned financing to Buyer.

Very truly yours,

BLACK HORSE CAPITAL LP

By:	Black Horse Capital Management LLC
General Partner

By:	/s/ Dale B. Chappell
	Name:	Dale B. Chappell
	Title:	Manager

BLACK HORSE CAPITAL MASTER FUND LTD.

By:	/s/ Dale B. Chappell
	Name:	Dale B. Chappell
	Title:	Director

Agreed to and accepted as of January 3, 2011

FCB I HOLDINGS INC.

By:	s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	President

FCB I ACQUISITION CORP.

By:	s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	President

CPEX PHARMACEUTICALS, INC.

By:	s/ John A. Sedor
	Name:	John A. Sedor
	Title:	President and Chief Executive Officer